HiveSkill

Maximizing the impact of digital marketing with emotionally intelligent AI


HiveSkill
AI-powered direct marketing

Invest

$0.25 minimum investment

Deadline February 9, 2022
in 2 months

Unit Price
$0.25

Total Raised
$69,707

Valuation
$2,775,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

PROBLEM

Digital marketing is only a few steps above cold calling and emailing. While there is data available to help personalize ads and improve targeting, most companies don't have access to that data. If they do, they often lack the people power to leverage it: 57% of marketers incorrectly interpret their data, potentially costing their companies significant amounts of money (Wharton).

The only available marketing tools left are the largest and most successful social media and ecommerce companies. In fact, **1 in 3 marketers say their campaigns are too dependent on Facebook, Google, and Amazon** (Criteo). With the future of big tech uncertain, marketers need a better, more efficient and highly personalized alternative.

> "37% of senior marketing leaders consider the amount of time spent manually pulling and preparing data to be a hindrance to team success."
>
> *- Gartner*

SOLUTION

HiveSkill brings you people and data from our Hive, but most importantly, it brings you customers. Our product is an AI-powered database and CRM hybrid that uses data and emotionally intelligent AI to boost direct one-to-one marketing efforts. We also provide specialized experts who know how to leverage your company's data.

We're building trust by removing the "guessing game" from marketing as a whole. When you use Google Ads or Facebook Ads, you're targeting cold audiences who haven't interacted with your company prior to you trying to sell them something. There's no trust or value there, for anyone.

We're bypassing this by crafting a new form of marketing - a highly customized and highly targeted campaign thanks to the trust and the data we've already built. Our emotional AI delivers "feel-alike" audiences so you'll know how your prospect or customer feels prior to marketing/sales. Through HiveSkill, you tell your company's story to the people who need to hear it.

Hive



HOW IT WORKS

HiveSkill uses proprietary emotionally-intelligent AI to market your company to the people most likely to open your emails, purchase your products, or invest in your company. Our Hive, a CRM-connected database, has several tools companies can use to boost their marketing:

- An extensive contact database, with millions of data points
- Automated outreach to potential high-value contacts
- Emotionally intelligent AI capable of processing feedback from contacts
- Smart, personalized email campaign delivery to warm, responsive contacts
- Added value through high-quality crafted content sent to a targeted audience

AI Marketing



Through our intensive AI-powered audience profiling, which sorts contacts into “buckets” of interest, HiveSkill delivers personalized emails to a warm audience.

Currently, our database has been built out through wide-ranging entrepreneurial networks and a partnership with Crunchbase. When companies partner with HiveSkill, they share their contact list with us as well, creating a positive feedback loop of data.

Our hive has grown into a powerful engine with millions of clean contacts, profiled and sorted via significant data.

Email marketing



MARKET

AI's impact has drastically changed how marketing works. The market for marketing software alone is valued at $49.4Bn, and is expected to grow at a 17.4% CAGR, according to Grandview Research. The estimated global market for general marketing technology (Martech) is $121.5Bn. In the past two years, the market doubled in North America and the U.K., showing a rapidly growing demand for marketing tech, according to BDO. Similarly, the Global Emotional Intelligence Software market is growing at a CAGR of 24.9% and expected to hit $64B by 2027.

BUSINESS MODEL

HiveSkill is a B2B company. How we generate revenue depends on our clients' revenue model:

- For clients looking for leads (potential customers), we charge per lead.
- For subscription-based clients, we take a percentage of each new subscription on an ongoing basis.
- For Direct-to-Consumer clients, we take a percentage from each transaction facilitated by our tool.
- For Clients looking to clean data, we charge by list size. We also offer the option of matching your data with our Emotional AI learnings and adding data from our own Hive.
- For Clients looking for CRM Consulting, we charge per project.

For companies that prefer to execute their own marketing campaigns separately from HiveSkill, we charge them for access to our data through a platform fee.

Business model


Subscriptions: percentage based fee
Data Matched to Emotional AI
B2B Model
Cleaned Data
CRM Consulting

COMPETITIVE ADVANTAGES

- Millions of clean data contacts
- Experienced leadership team in sales, marketing, and AI
- Highly-segmented, expansive contact database
- Product offers both data and data specialists
- Easy-to-use campaign-builder and simple ROAS (return on ad spend) dashboard in development
- Unique Emotional AI learnings

Digital marketing



SUCCESS TO DATE

- Platform MVP developed
- Numerous clients onboarded
- Data collected on millions of users
- Automated outreach built out
- Inbound message logging and identification capabilities created

TEAM



Sophia Becker

Manager

Sophia Becker is a seasoned marketing executive, strategist and innovator who has deep experience building and promoting brands that drive sustainable growth and profitability. At HiveSkill, Sophia leads strategy to deliver HiveSkill's brand promise, increase adoption of its leading marketing solution, drive an outstanding customer experience, and forge strategic partnerships that drive meaningful return on marketing investment. Currently, Sophia serves as a Senior Search Engine Marketing (SEM) Analyst at Merkle, a leading digital ad agency whose clients include NBCU, Samsung, and Dell. Sophia began her career at Good Apple, a media buying agency whose clients include Starbucks and Dollar General. Sophia earned her B.A. from Harvard University.



Will Kellett

Technology

Will Kellett is a business owner, technology leader, innovation advocate, disruptive technology designer, data scientist, business developer, and engineer. Will has extensive (20+years) experience working in all areas of technology and business growth, with a proven track record of leading IT initiatives to increase operational excellence and cost effectiveness. Will has led teams in the finance, tech, and education industries to design, build, and grow startup companies. He is a 3x CTO and previously headed Technology, Data Planning, and Special Projects at Launch Angels, a national network of alumni venture funds.



Patrick Cahill

Sales

Pat Cahill is an experienced Managing Director with a demonstrated history of working in the management consulting industry. He currently serves as Managing Director at MAC Venture Capital group a sales and marketing consulting firm focused on small and middle market companies in North America. MVG and its principals have helped hundreds of small and medium-sized businesses enhance their sales, profits, and operational effectiveness. Pat is skilled in Business Planning, Enterprise Software, Sales, E-commerce, and Entrepreneurship. He earned his Bachelor of Science (BS) focused in Business/Managerial Economics from Bates College.



Lori Kinney
COO

Lori Kinney brings over 15 years of SaaS, software, and strategic acquisitions to HiveSkill. She has a proven history of fostering client relationships in order to maximize sales volume as well as developing and overseeing campaigns that successfully meet client needs and goals. Prior to joining HiveSkill she spent the last 5 years in a high level growth role at ZoomInfo and is well versed in data driven technology.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Administrative Costs	$12,500	5.0%
Marketing	$12,500	5.0%
Content Generation	$50,000	20.0%
Sales	$50,000	20.0%
Development	$112,750	45.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Units, under registration exemption 4(a)(6), in Hiveskill LLC, doing business as HiveSkill. This offering must raise at least $10,000 by February 9, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. HiveSkill may issue additional securities to raise up to $250,000, the offering's *maximum*.

$69,707 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,100,000 units
× $0.25 per unit

$3,025,000 implied valuation

PITCH DECK


Hive Skill
Maximizing the Impact of Digital Marketing with Emotionally Intelligent AI
Open
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FINANCIALS

HiveSkill's official name is Hiveskill LLC, so that's the name that appears in the statements below.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 23, 2021
- Form C/A on February 24, 2021
- Form C/A on April 28, 2021
- Form C/A on June 7, 2021
- Form C/A on August 6, 2021
- Form C/A on October 4, 2021
- Form C/A on October 7, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Oct 7, 2021 • Filed Form C/A

Oct 4, 2021 • Filed Form C/A

Aug 6, 2021 • Filed Form C/A

Jun 7, 2021 • Filed Form C/A

Apr 28, 2021 • Filed Form C/A

Feb 24, 2021 • Filed Form C/A

Feb 23, 2021 • Primary offering of 1,000,000 units at $0.25

Feb 23, 2021 • Filed Form C

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